Exhibit 5.1

March 30, 2012

Visant Corporation

357 Main Street

Armonk, New York 10504

Ladies and Gentlemen:

We have acted as counsel to Visant Corporation, a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $750,000,000 aggregate principal amount of 10.00% Senior Notes due 2017 (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities. The Securities and the Guarantees were issued under an indenture, as supplemented (the “Indenture”), dated as of September 22, 2010 among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

VISANT CORPORATION	MARCH 30, 2012

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. the Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, and

2. the Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the States of Iowa, Maryland, Minnesota and Ohio, we have relied upon the respective opinions of Simmons Perrine Moyer Bergman PLC, Gordon Feinblatt LLC, Sheri K. Hank and Calfee, Halter & Griswold LLP, each dated the date hereof, and our opinions are subject to the assumptions, qualifications, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and, to the extent set forth herein, the law of the States of Iowa, Maryland, Minnesota and Ohio.

VISANT CORPORATION	MARCH 30, 2012

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

GUARANTORS

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